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                                                                   EXHIBIT 4.2.4


                              AMENDED AND RESTATED
                      AGREEMENT CONCERNING SHARE OWNERSHIP

         This AMENDED and RESTATED AGREEMENT CONCERNING SHARE OWNERSHIP (this "Agreement"), dated as of August 4, 1999 is by and between QUALCOMM Incorporated, a Delaware corporation ("QUALCOMM") and Leap Wireless International, Inc., a Delaware corporation ("Leap Wireless") and amends and restates the Agreement Concerning Share Ownership dated April 1, 1999. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, QUALCOMM and Leap Wireless hereby agree as follows:

        1. Share Ownership. From and after the date of this Agreement, for so long as the Company or Cricket Holdings, Inc. seeks to remain qualified as a "Publicly Traded Corporation With Widely Disbursed Voting Power" (a "PTC") or as a "very small business" designated entity eligible to hold C-Block or F-Block PCS licenses, as those terms are defined in the rules, policies and orders of the Federal Communications Commission (the "FCC"), QUALCOMM shall not purchase, receive or otherwise hold (whether by purchase, gift, pursuant to options, warrants or convertible securities, or otherwise) any shares of Leap Wireless Common Stock in excess of 15% of the Leap Wireless Common Stock, unless, in the written opinion (which may be a reasoned opinion) of Leap Wireless' outside regulatory counsel, which counsel shall be reasonably satisfactory to QUALCOMM, such purchase, receipt or holding will not disqualify Leap Wireless as a PTC or as a "very small business" designated entity eligible to hold C-Block or F-Block PCS licenses.

        2. Officers and Directors. QUALCOMM acknowledges and agrees that in determining whether QUALCOMM has acquired or will acquire 15% or more of the Leap Wireless Common Stock which would disqualify Leap Wireless or Cricket Holdings, Inc. as a PTC or as a "very small business" designated entity eligible to hold C-Block or F-Block PCS licenses, QUALCOMM will expressly include in its ownership calculations all shares of Leap Wireless capital stock held by or which after the date of this Agreement are acquired by (whether by purchase, gift, pursuant to options, warrants or convertible securities or otherwise), any officers or directors of QUALCOMM.

        3. Compliance Program. With Leap Wireless' reasonable assistance, from and continuing after the date of this Agreement, QUALCOMM shall develop, implement and maintain a compliance program in order to permit QUALCOMM to monitor the number of Leap Wireless shares, options or warrants or other securities convertible into Leap Wireless Common Stock held or otherwise acquired by its officers and directors to ensure QUALCOMM's ongoing compliance with the provisions of Sections 1 and 2 of this Agreement and Section 5.14 of that certain Warrant dated September 23, 1998, as amended, issued by Leap Wireless to QUALCOMM. Under this compliance program, (i) QUALCOMM will periodically instruct its officers and directors to report immediately to QUALCOMM any acquisitions or other receipt of additional Leap Wireless shares, options or warrants or other securities convertible into Leap Wireless Common Stock held by such individuals, and (ii) QUALCOMM will poll in writing


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each of its officers and directors on a monthly basis to confirm such person's direct and indirect holdings of Leap Wireless Common Stock and to inquire whether any such individual has acquired or otherwise received, directly or indirectly, any Leap Wireless shares, options or warrants or other securities convertible into Leap Wireless Common Stock during the month.

        4. Voting Agreement. QUALCOMM shall execute and deliver concurrently with this Agreement that certain Voting Agreement of even date herewith by and among Leap Wireless, QUALCOMM and the other parties signatory thereto (the "Voting Agreement"). In addition, QUALCOMM shall use its reasonable best efforts to cause its officers and directors to become a party to and promptly execute and deliver to Leap Wireless the Voting Agreement.

        5. Injunctive Relief. In the event of a breach or threatened breach of this Agreement by QUALCOMM, the parties agree that money damages, alone, may be an inadequate remedy, and that Leap Wireless may apply for injunctive and other equitable relief, including an order for specific performance, to prevent or remedy such breach.

        6.     Miscellaneous.

               (a) Term. The provisions of this Agreement shall continue in full force and effect until September 23, 2008.

               (b) Successors, Assigns and Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and assigns.

               (c) Disputes. Any controversy or dispute between Leap Wireless and QUALCOMM arising under this Agreement, including the enforceability of this arbitration clause, shall be settled by binding arbitration before a single arbitrator in San Diego, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, Expedited Procedures. The governing law of such arbitration shall be as set forth in Section 6(c) hereof. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

               (d) Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law or conflicts of law principles.

               (e) Contravention. If any provision of this Agreement contravenes any applicable law or regulation, the remainder of the Agreement shall be given effect as though such provision was not present, and in a manner so as to achieve the objective of such provision as nearly as possible without contravening the law.

               (f) Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when



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executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               (g) Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the party or parties hereto against whom enforcement of such amendment, modification or supplement is sought.

        IN WITNESS WHEREOF, the parties have executed this Agreement Concerning Share Ownership as of the date first written above.

                                      LEAP WIRELESS INTERNATIONAL, INC.


                                      By: /s/ James E. Hoffmann
                                          --------------------------------------
                                      Name: James E. Hoffmann
                                            ------------------------------------
                                      Title: Sr. Vice President, General Counsel
                                             -----------------------------------


                                      QUALCOMM INCORPORATED


                                      By: /s/ Steven R. Altman
                                          --------------------------------------
                                      Name: Steve Altman
                                            ------------------------------------
                                      Title: Executive Vice President
                                             -----------------------------------











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